UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

NOVA LIFESTYLE, INC.
(Exact name of registrant as specified in its charter)

Nevada	011-36259	90-0746568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 E. Washington Blvd., Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 888-9999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2017, the board of directors (the “Board”) of Nova Lifestyle, Inc. (the “Company”), received a letter of resignation from Mr. Michael Viotto, a member of the Board, a member and the Chairman of the Board’s Nominating and Corporate Governance Committee, and a member of the Board’s Audit and Compensation Committees, effective as of January 27, 2017.  Mr. Viotto indicated that he was resigning for personal reasons, and not due to a disagreement with the Company or the Board.
On January 24, 2017, the Board appointed Mr. Charlie Huy La as a member of the Board, a member and the Chairman of the Board’s Nominating and Corporate Governance Committee, and a member of the Board’s Audit and Compensation Committees, in each case effective as of January 27, 2017, to serve until his successor has been duly elected and qualified.  Since May 2015, Mr. La, age 41, has served as a managing member of Grand Pinnacle Investment LLC, an investment company specializing in real estate investment and management.  Mr. La has also served since November 2008 as the human resource information system lead at Reliance Steel and Aluminum Co., a Fortune 500 company and the largest metals service center in North America.  Mr. La holds a bachelor degree in management information systems from La Salle University, which he received in July 1999.  The Board believes that Mr. La’s expertise and knowledge of investment, management, human resource systems and payroll operation will benefit the Company’s operations and make him a valuable member of the Board and its committees.
There are no arrangements or understandings between Mr. La and any other person pursuant to which Mr. La was appointed as a director of the Company.  In addition, there is no family relationship between Mr. La and any director or executive officer of the Company.

Based on its investigation, the Board determined that Mr. La is an “independent director” under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and as defined by NASDAQ Rule 5605(a)(2).  The Board also determined that, based on its review, Mr. La qualifies as a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” under Section 162(m) of the Internal Revenue Code and related regulations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA LIFESTYLE, INC.

Date: January 27, 2017	By:	/s/ Thanh H. Lam
Thanh H. Lam
	Its:	Chairperson and Interim Chief Executive Officer